Exhibit 99.1

Trovagene Prices $4.5 Million Public Offering

SAN DIEGO, CA — December 15, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company, today announced the pricing of a public offering of 15,000,000 shares of its common stock (or common stock equivalents) and common warrants to purchase up to an aggregate of 15,000,000 shares of common stock. Each share of common stock (or common stock equivalent) is being sold together with a common warrant to purchase one share of common stock at a combined effective price to the public of $0.30 per share and accompanying common warrant.

H.C. Wainwright & Co. is acting as exclusive placement agent for the offering.

The common warrants will be exercisable immediately at an exercise price of $0.30 per share and will expire five years from the date of issuance. The shares of common stock (or common stock equivalents) and the accompanying common warrants can only be purchased together in this offering, but will be issued separately. This offering is expected to close on or about December 19, 2017, subject to customary closing conditions.

The estimated net proceeds to Trovagene are expected to be approximately $4.1 million, excluding the proceeds, if any, from the exercise of the warrants. Trovagene intends to use the net proceeds to fund research and development activities and for working capital and general corporate purposes.

A registration statement on Form S-1, as amended (File No. 333- 221115), relating to these securities was declared effective by the Securities and Exchange Commission (SEC) on December 14, 2017. This offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to and describing the terms of the offering has been filed with the SEC. Copies of the preliminary prospectus, and when available, copies of the final prospectus relating to the offering may be obtained for free by visiting the SEC’s website at www.sec.gov or from H.C. Wainwright & Co., LLC, 430 Park Avenue, 4th Floor, New York, New York 10022, by email at placements@hcwco.com or by telephone at 646-975-6996.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics. Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify potentially clinically-actionable markers for predicting response to cancer therapies. Trovagene offers its PCM technology at its CLIA/CAP – accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics. For more information, please visit https://www.trovagene.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, market conditions, the satisfaction of customary closing conditions related to the offering, the expected closing date of the offering, the expected use of the net proceeds from the offering, our need for additional financing; our ability to continue as a going concern; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Corporate Communications

858-952-7652

vkelemen@trovagene.com